EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		July 25, 2006
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473	For Immediate Release		Vice President & CFO
ENCORE WIRE POSTS RECORD SALES AND EARNINGS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) announced today that second quarter and six-month sales and earnings set new Company records.
Net sales for the second quarter of 2006 increased $192.7 million or 114% to a record $362.0 million compared to $169.3 million during the second quarter of 2005. The increase in net sales dollars is due primarily to higher wire prices in 2006 versus 2005. Net income for the second quarter of 2006 increased 2,252% to $57.1 million versus $2.4 million in the second quarter of 2005. Fully diluted net income per common share increased to $2.41 in the second quarter of 2006 versus $0.10 in the second quarter of 2005.
On a sequential quarter comparison, sales for the second quarter of 2006 increased 43.6% to $362.0 million from $252.0 million during the first quarter of 2006. Net Income for the second quarter of 2006 increased 254% to $57.1 million versus $16.1 million in the first quarter of 2006. Fully diluted net income per common share was $2.41 in the second quarter of 2006 versus $0.68 in the first quarter of 2006.
Net sales for the first six months of 2006 increased 100% to $614.1 million compared to $306.5 million during the first six months of 2005. Although unit sales increased year over year, higher prices for building wire sold in 2006 account for the majority of the increase in net sales dollars versus 2005. Net income for the first six months of 2006 was $73.2 million versus $3.5 million in the first six months of 2005. Fully diluted net income per common share was $3.09 in the first half of 2006 versus $.15 in the first half of 2005.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are proud to announce new records for sales and earnings in both the quarter and six-month periods. Our trailing four quarters have produced net sales of $1.065 billion and fully diluted earnings per share of $5.06. Passing the billion-dollar milestone is a tremendous achievement for Encore, which was a startup company in 1989. Copper continues to trade near historic highs, driven by strong global demand, although copper prices have been relatively volatile. Demand from our customers has also remained strong. A variety of sources indicate the outlook for commercial construction is very positive nationwide. We are also very pleased to report that we began shipping armored cable to customers in July from our new armored cable plant. We continue to install machinery in this new plant to produce a broad mix of armored cable and to maintain our historically high order fill rates. Due to our strong cash flow in the second quarter, our debt rose only $64.2 million to $154.6 million despite the fact that our working capital requirements increased by $116.3 million and we invested $7.9 million on capital expenditures. Our shareholders’ equity increased by $74.7 million in the first six months of 2006 to $285.3 million. We will continue to manage the Company to grow sales and earnings while maintaining our historically strong and conservative balance sheet. We also want to thank our employees and associates for their tremendous efforts and our stockholders for their support.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheet
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS

Current Assets
Cash	$2,760	$2,622
Receivables, net	271,215	164,930
Inventories	134,157	67,932
Prepaid Expenses and Other	18,202	19,749

Total Current Assets	426,334	255,233

Property, Plant and Equipment, net	102,841	93,137

Other Assets	97	106

Total Assets	$529,272	$348,476

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$35,667	$17,277
Accrued Liabilities and Other	43,753	38,844

Total Current Liabilities	79,420	56,121

Long Term Liabilities
Note Payable	152,236	70,438
Other Long Term Liabilities	2,314	762
Non-Current Deferred Income Taxes	10,026	10,620

Total Long Term Liabilities	164,576	81,820

Total Liabilities	243,996	137,941

Stockholders’ Equity
Common Stock	260	259
Additional Paid in Capital	40,476	38,932
Treasury Stock	(15,275)	(15,275)
Retained Earnings	259,815	186,619

Total Stockholders’ Equity	285,276	210,535

Total Liabilities and Stockholders’ Equity	$529,272	$348,476

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statement of Income
(In Thousands)
(Unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2006		2005		2006		2005

Net Sales	$362,048	100.0%	$169,265	100.0%	$614,097	100.0%	$306,459	100.0%
Cost of Sales	255,195	70.5%	153,894	90.9%	467,871	76.2%	280,340	91.5%

Gross Profit	106,853	29.5%	15,371	9.1%	146,226	23.8%	26,119	8.5%

Selling, General and Administrative Expenses	16,733	4.6%	10,898	6.4%	30,172	4.9%	20,486	6.7%

Operating Income	90,120	24.9%	4,473	2.6%	116,054	18.9%	5,633	1.8%

Net Interest & Other Expense	1,945	0.5%	770	0.5%	3,078	0.5%	1,602	0.5%

Income before Income Taxes	88,175	24.4%	3,703	2.2%	112,976	18.4%	4,031	1.3%

Income Taxes	31,116	8.6%	1,277	0.8%	39,780	6.5%	568	0.2%

Net Income	$57,059	15.8%	$2,426	1.4%	$73,196	11.9%	$3,463	1.1%

Basic Earnings Per Share	$2.45		$0.10		$3.15		$0.15

Diluted Earnings Per Share	$2.41		$0.10		$3.09		$0.15

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,262		23,107		23,238		23,107

-Diluted	23,719		23,393		23,709		23,413